Exhibit 10.38

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (the “Agreement”), dated March 8, 2021, is by and among Fulgent Therapeutics LLC, a California limited liability company (the “Company”), Fulgent Genetics, Inc., a Delaware corporation (“HoldCo”) and Jian Xie (“Executive”).

WHEREAS, Executive is employed by the Company to render services to the Company in the position of Chief Operating Officer and HoldCo in the position of Chief Operating Officer; and

WHEREAS, the Company, HoldCo and Executive desire to provide for certain rights of Executive with respect to severance payments due to Executive in the event of a termination of employment following a Change in Control (as defined below).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.	DEFINED TERMS

Defined terms, when used in this Agreement, shall have the meaning ascribed thereto in this Section 1 or elsewhere in this Agreement.

(a) “Base Salary” means Executive’s annualized base salary, determined based on the rate of pay in effect during the last regularly scheduled payroll period immediately preceding the Change in Control. Base Salary does not include any bonuses, commissions, fringe benefits, overtime, car allowances, other irregular payments or any other compensation except base salary.

(b) “Board” means the Board of Directors of HoldCo.

(c) “Change in Control” means (i) any Person (other than the Company or HoldCo, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or HoldCo, or any company owned, directly or indirectly, by the beneficial owners of voting securities the Company or HoldCo in substantially the same proportions as their ownership of voting securities of the Company or HoldCo), becoming the beneficial owner (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company or Holdco representing more than fifty percent (50%) of the combined voting power of the Company’s or Holdco’s then outstanding securities, (ii) during any twelve (12) month period, individuals who, as of the effective date of HoldCo’s initial public offering pursuant to a registration statement under the Securities Act, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such initial public offering whose election, or nomination for election by HoldCo’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, (iii) a merger or consolidation of the Company or HoldCo with any other entity, other than a merger or consolidation which would result in the voting securities of such entity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or HoldCo (as applicable) or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company or HoldCo (or similar transaction) in which no Person (other than those covered by the exceptions in subsection (i) above) acquires more than fifty percent (50%) of the combined voting power of the Company’s or HoldCo’s (as applicable) then outstanding securities shall not constitute a Change in Control for purposes of this Agreement, or (iv) a complete liquidation or dissolution of the Company or HoldCo or the consummation of a sale or disposition by the Company or HoldCo of all or substantially all of its assets, other than the sale or disposition of all or substantially all of such assets to a Person or Persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company or HoldCo at the time of the sale; provided, further, that notwithstanding the foregoing, to the extent required to avoid payments under this Agreement being subject to any accelerated or additional tax under Section 409A of the Code, a Change in Control shall not be deemed to have occurred under this Agreement unless the transaction or event constituting would also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)).

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f) “Person” means an individual, entity group or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act).

(g) “Securities Act” means the Securities Act of 1933, as amended.

2.	SEVERANCE

(a) If Executive’s employment is terminated by the Company, HoldCo or Executive for any reason at any time during the period commencing on the date of the Change in Control and ending on the one (1)-year anniversary thereof, Executive shall be entitled to receive an amount equal to one (1) year of Executive’s Base Salary, payable in accordance with the Company’s regular payroll practices (collectively, the “Severance”); provided, however, that Executive’s right to receive the Severance shall be subject to (i) execution and delivery by Executive of a release agreement in substantially the form attached as Exhibit A, and (ii) such release agreement becoming irrevocable not later than sixty (60) days after Executive’s employment terminates. If the foregoing conditions are satisfied, the Severance payments will commence (subject to any required delay pursuant to Section 6), within ninety (90) days following the termination date, on the first payroll date following the date the release agreement becomes irrevocable (with the first payment including any installments that otherwise would have been paid between the date of termination and the date of such first installment); provided, however, that if the ninety (90) day period described above spans calendar years, the Severance will commence in the second calendar year.

3.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and a duly authorized representative of each of the Company and HoldCo other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

4.	ASSIGNMENT; BINDING EFFECT

(a) Assignment. This Agreement may not be assigned or transferred, except with the prior written consent of each of the parties hereto.

(b) Binding Effect. Subject to the foregoing restriction on assignment, this Agreement shall inure to the benefit of and be binding upon each of the parties, the affiliates, officers, directors, agents, successors and assigns of the Company and HoldCo, and the heirs, devisees, spouses, legal representatives and successors of Executive.

5.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.

6.	TAXES

All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction or authorized by Executive. To the extent applicable, it is intended that this Agreement and any payment made hereunder will comply with the requirements of (or an exemption or exclusion from) Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”), and any ambiguities in this Agreement will be interpreted accordingly. Any provision of this Agreement that would cause this Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive will not be considered to have terminated employment with the Company for purposes of this Agreement and no payments will be due to Executive under this Agreement which are payable upon Executive’s termination of employment until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A (as determined by the Company and Executive), amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six (6) months following Executive’s termination of employment (or upon Executive’s death, if earlier). Payments of Severance pursuant to this Agreement are intended to constitute a series of separate payments for purposes of Treasury Regulation §1.409A-2(b)(2)(iii). The Company and HoldCo shall consult with Executive in good faith regarding the implementation of the provisions of this Section 6. Notwithstanding anything herein to the contrary, none of the Company, HoldCo their respective affiliates, or their respective employees, members, managers, agents or representatives shall have any liability to Executive with respect to any taxes, penalties, interest or other costs or expenses Executive or any related party may incur under Code Section 409A or for damages for failing to comply with Code Section 409A.

7.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

8.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

9.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

10.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

11.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s severance rights from the Company and HoldCo and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein. Any Severance paid or payable under this Agreement shall be in lieu of (and not in addition to) any other severance to which Executive may otherwise be entitled. To the extent that any plans, practices, policies, agreements or arrangements of the Company, HoldCo or their respective affiliates, as applicable, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

12.	EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

FULGENT THERAPEUTICS LLC:		Jian Xie:

By:	/s/ Ming Hsieh	/s/ Jian Xie
Name:	Ming Hsieh
Title:	Manager

FULGENT Genetics, INC.:

By:	/s/ Ming Hsieh
Name:	Ming Hsieh
Title:	Chief Executive Officer

EXHIBIT A

FORM OF RELEASE AGREEMENT

This RELEASE AGREEMENT (the “Release Agreement”), dated [●], 20[●], by and among Fulgent Therapeutics LLC, a California limited liability company (the “Company”), Fulgent Genetics, Inc., a Delaware corporation (“HoldCo”) and Jian Xie (“Executive”).

WHEREAS, the Company, HoldCo and Executive are parties to that certain Severance Agreement, dated March 8, 2021 (the “Severance Agreement”), pursuant to which Executive is eligible to receive severance benefits, contingent upon certain conditions set forth in the Severance Agreement. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Severance Agreement;

WHEREAS, the Company, HoldCo and Executive are parties to that certain Employment Agreement, dated March 8, 2021 (“Employment Agreement”); and

WHEREAS, one such condition set forth in the Severance Agreement to receiving the severance benefits is Executive’s execution, delivery and non-revocation of this Release Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Release Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

1. In exchange for the general release of claims and other agreements contained in this Release Agreement, Executive will receive the Severance as set forth in the Severance Agreement following Executive’s execution and subsequent non-revocation of this Release Agreement during any applicable statutory revocation period.

2. Executive agrees not to disparage the Company or HoldCo, and its and their officers, directors, employees, shareholders, members and agents, in any manner likely to be harmful to them or their business, business reputation, or personal reputation.

3. In exchange for the separation benefits described above, Executive completely releases the Company and HoldCo, and each of its and their affiliated, related, parent or subsidiary entities, and each of its and their present and former officers, directors, employees, shareholders, members and agents (the “Released Parties”) from any and all claims of any kind, known and unknown, which Executive may now have or have ever had against any of them. This release includes all claims arising from Executive’s employment with the Company and/or HoldCo and its and their termination, including claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended, or any other claims for violation of any federal, state, or municipal statutes, any and all claims in contract or tort or premised on any other legal theory and any and all claims for attorneys’ fees and costs; provided, however, that nothing in this Release Agreement shall (a) waive any rights or claims of Executive that arise after this Release Agreement becomes effective, (b) impair or preclude Executive’s right to take action to enforce the terms of this Release Agreement, (c) impair Executive’s vested rights under any tax-qualified retirement plan maintained by the Company, HoldCo and its and their affiliates, or (d) impair Executive’s rights to indemnification under any indemnification agreement(s) between Executive and the Company or HoldCo, as applicable, any rights to and claims for indemnification or as an insured under any directors and officers liability insurance policy in connection with Executive’s service as an officer, employee or agent of the Company or HoldCo, as applicable, or any of its and their subsidiaries and affiliates, under their respective certificates of incorporation, by-laws or operating agreements, or otherwise as provided by law. Executive agrees not to file, cause to be filed, or otherwise pursue any claims released by this paragraph. Notwithstanding the foregoing, Executive acknowledges and understands that Executive is not waiving and is not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding; provided, however, that Executive hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation.

4. It is the Company’s and Executive’s intention that the foregoing release shall be construed in the broadest sense possible, and shall be effective as a prohibition to all claims, charges, actions, suits, demands, obligations, damages, injuries, liabilities, losses, and causes of action of every character, nature, kind or description, known or unknown, and suspected or unsuspected that Executive may have against the Released Parties.

Executive expressly acknowledges that he is aware of the existence of California Civil Code § 1542 and its meaning and effect. Executive expressly acknowledges that he has read and understands the following provision of that section, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HER OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive expressly waives and releases any right to benefits he may have under California Civil Code § 1542 to the fullest extent he may do so lawfully. Executive further acknowledges that he may later discover facts different from, or in addition to, those facts now known to him or believed by him to be true with respect to any or all of the matters covered by this Release Agreement, and he agrees this Release Agreement nevertheless shall remain in full and complete force and effect.

5. Executive acknowledges that the Severance as set forth in the Severance Agreement exceeds the amount to which Executive otherwise is entitled should Executive not execute, deliver and not revoke this Release Agreement, each within the applicable periods set forth in this Release Agreement. Executive understands and agrees that this Release Agreement shall be maintained in strict confidence, and that Executive shall not disclose any of its terms to another person, except legal counsel, unless required by law. [Executive further acknowledges that Executive has received the Disclosure under Title 29 U.S. Code Section 626(f)(1)(H) which is attached hereto as Exhibit 1.]

6. Executive agrees to return all Company and HoldCo materials in Executive’s possession. Executive shall comply with Executive’s continuing obligations under the Proprietary Information and Invention Assignment Agreement (the “Proprietary Information Agreement”).

7. Executive acknowledges that Executive has [twenty-one (21)][forty-five (45)] days to consider this Release Agreement (but may sign it at any time beforehand if Executive so desires), and that Executive is advised to consult an attorney in doing so. Executive hereby acknowledges that Executive understands the significance of this Release Agreement, and represents that the terms of this Release Agreement are fully understood and voluntarily accepted by Executive. Executive also acknowledges that Executive can revoke this Release Agreement within seven (7) days of signing it by sending a letter to that effect at the following address:

Fulgent Genetics, Inc.

Board of Directors

4978 Santa Anita Ave.

Temple City, California 91780

Executive understands and agree that this Release Agreement shall not become effective nor enforceable until the seven (7) day revocation period has expired.

8. This Release Agreement and the Severance Agreement contain all of the parties’ agreements and understandings with respect to the matters herein and fully supersede any prior agreements or understandings that the parties may have had regarding such matters, except for the Proprietary Information Agreement and the Employment Agreement. This Release Agreement shall be governed by California law and may be amended only in a written document signed by Executive and duly authorized representative of each of the Company and HoldCo, other than Executive. If any term in this Release Agreement is unenforceable, the remainder of the Release Agreement will remain enforceable.

9. If Executive wishes to accept the terms of this Release Agreement, please sign below and return a copy of this Release Agreement to the Company between the last day of employment and [●], 20[●].

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have duly executed this Release Agreement as of the last date written below.

FULGENT THERAPEUTICS LLC:	Jian Xie:

By:
Name:
Title:	Date

Date:

FULGENT Genetics, INC.:

By:
Name:
Title:

Date:

SIGNATURE PAGE TO RELEASE AGREEMENT

EXHIBIT 1

JOB TITLES AND AGES OF EMPLOYEES WHO WERE AND WERE NOT SELECTED FOR RIF:

Selected for RIF		Eligible but not selected for RIF
Job Title	Age	Job Title	Age

107784665v.2